Prospectus Supplement No. 3 to Prospectus dated July 30, 2007

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-133579

Catcher Holdings, Inc.

Supplement No. 3

to

Prospectus Dated July 30, 2007

This is a Supplement to our Prospectus, dated July 30, 2007, with respect to the offer and sale of up to 5,464,157 shares of common stock and 2,874,135 shares of common stock underlying warrants by the selling stockholders listed in the Prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. You should read this Supplement carefully.

We develop, market and sell the CATCHER™ device, a ruggedized portable computer built to military standards that incorporates voice, video, data, and biometric information with multiple wireless and wired communications capabilities. We expect the device to be part of the worldwide enterprise mobile device platform marketplace, which is comprised of commercial-grade, semi-rugged/rugged and fully rugged form products.

Our common stock is quoted on the Over-the-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the symbol “CTHH.” On August 24, 2007 the last sale price for our common stock on the OTC Bulletin Board was $0.92.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS FOR OUR SHARES, WHICH ARE LISTED IN THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 27, 2007

CURRENT REPORT ON FORM 8-K

On August 27, 2007, we filed with the SEC a Current Report on Form 8-K disclosing that we (i) issued to certain accredited investors in a private placement Secured Convertible Promissory Notes (the “Notes”) with an aggregate principal amount of $650,000 and 175,000 shares of our restricted Common Stock and (ii) entered into the First Amendment to Registration Rights Agreement dated as of August 23, 2007 which amended certain terms of the Registration Rights Agreement filed as Exhibit 10.42 to our Current Report on Form 8-K filed with the SEC on June 26, 2007.

A copy of our Current Report on Form 8-K filed on August 27, 2007 is being provided along with this Supplement.

Information about other documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned “Where You Can Find More Information.”

Prospectus Supplement dated August 27, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2007

Catcher Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50299	62-0201385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44084 Riverside Parkway, Suite 320

Leesburg, Virginia 20176

(Address of Principal Executive Offices, including zip code)

(703) 723-2700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Beginning on August 23, 2007, Catcher Holdings, Inc. (the “Company”), and Catcher, Inc., the wholly owned subsidiary of the Company (“Catcher”), held subsequent closings under a Note and Restricted Stock Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company received aggregate proceeds of $500,000 and issued in a private placement Secured Convertible Promissory Notes (the “Notes”) with an aggregate principal amount of $650,000 (the “Principal”) and 175,000 shares of restricted Common Stock of the Company (the “Financing”). As previously reported on the Current Reports on Form 8-K filed on June 26, 2007, July 5, 2007, July 18, 2007, August 3, 2007 and August 10, 2007, the Company held an initial closing under the Purchase Agreement on June 20, 2007 and subsequent closings thereafter. The Purchase Agreement allows for multiple closings up to an aggregate purchase price amount of $3,000,000, and the Company has raised $2,695,000 as of August 27, 2007. The Notes are secured by all of the assets of the Company, including all of the Company’s intellectual property. No further closings are anticipated by the Company.

The Company has the right to prepay any and all amounts owed under any or all of the Notes in whole or in part at any time, subject to the Investor’s right to convert, as discussed below, provided that, with respect to each such Note and the portion of Principal due thereunder, (i) any such prepayment must be accompanied by the accrued and unpaid interest on the applicable Principal being prepaid through the date of prepayment; (ii) if such prepayment occurs before the date that is sixty (60) days after the date of issuance, the principal amount due under the Note will be equal to 76.923% of the applicable Principal; (iii) if such prepayment occurs on or after the date that is sixty (60) days after the date of issuance but less than one hundred twenty (120) days after the date of issuance, the principal amount due under the Note will be equal to 84.615% of the applicable Principal; and (iv) if such prepayment occurs on or after the date that is one hundred twenty (120) days after the date of issuance but less than one hundred eighty (180) days after the date of issuance, the principal amount due under the Note will be equal to 92.308% of the applicable Principal.

In the event that the Company, at any time after the date of issuance of the Notes and prior to the payment in full or conversion of the Notes, issues and sells Next Securities (as that term is defined in the Notes) in a Next Financing (as that term is defined in the Notes), then the outstanding Principal amount of the Notes and all accrued but unpaid interest thereon will, at the option of each Investor, be convertible, at the closing and on the same terms and conditions of such Next Financing, into Next Securities at a conversion price equal to the lower of (i) the Next Security Conversion Price (as that term is defined in the Notes) and (ii) $0.65 per share. If the Investor elects not to convert any Note into Next Securities in connection with a Next Financing then the Company will repay the Note in full within five (5) Business Days of the closing of such Next Financing.

Any time prior to the closing of a Next Financing or the Company’s election to prepay a Note, the Investors may elect to convert the outstanding Principal (as adjusted pursuant to any extension of the Maturity Date) and accrued but unpaid interest due under their Note into shares of the Company’s Common Stock at a conversion price per share equal to the lower of (i) the average closing price as quoted on the OTC Bulletin Board for the five (5) trading day period immediately prior to the date of such notice and (ii) $0.65 per share.

Under the terms of a Registration Rights Agreement executed in connection with the Financing and the First Amendment to the Registration Rights Agreement dated as of August 23, 2007, the Company is obligated to register the shares of common stock issued upon execution of the Purchase Agreement and the Purchase Agreement dated as of April 4, 2007 by and among the Company and the other parties signatory thereto (the “April Purchase Agreement”), for resale on a registration statement to be filed within 60 days of the execution of the Purchase Agreement and to use commercially reasonable efforts to register or qualify the shares for resale in certain states. In the event that (i) the Company fails to file a registration statement covering the resale of Registrable Securities (as that term is defined in the Registration Rights Agreement) on or before the relevant filing date (the “Default Date”), (ii) the Company fails to use its commercially reasonable efforts to respond to any comments of the Securities and Exchange Commission (the “SEC”) within thirty (30) calendar days following receipt of the initial comments from the SEC and within fifteen (15) business days following receipt of any additional comments received from the SEC, (iii) a registration statement filed or required to be filed hereunder is not declared effective by the SEC on or prior to the effectiveness date of such registration statement or (iv) after a registration statement is first declared effective by the SEC, it ceases for any reason to remain continuously effective as to all Registrable Securities for which it is required to be effective for more than an aggregate of fifteen (15) trading days during any 12-month period the Company shall issue to each person owning or having the right to acquire Registrable Securities or any permitted transferee of the holder (the “Holder”), as liquidated damages and not as a penalty, that number of shares of the Company’s Common Stock equal to such Holder’s Pro Rata Share (as that term Is defined in the Registration Rights Agreement) of (x) one percent (1%) of the purchase price paid to the Company by such Holder divided by (y) $0.65 for no additional cost to such Holder. Additionally, for every thirty (30) calendar days (i) following the Default Date until the date such registration statement has been filed with the SEC, or (ii) that the Company continues to fail to use commercially reasonable efforts to respond to any comments of the SEC within thirty (30) calendar days following receipt of the initial comments from the SEC and within fifteen (15) business days following receipt of any additional comments received from the SEC, then the Company shall issue to each Holder, as liquidated damages and not as a penalty, an additional number of shares of Common Stock equal to such Holder’s Pro Rata Share of (x) one percent (1%) of the purchase price paid to the Company by such Holder divided by (y) $0.65 at no additional cost to such Holder.

In addition, upon request by the holders of a majority in interest of the Notes issued pursuant to the Purchase Agreement and the April Purchase Agreement, the Company will be obligated to register the securities issuable upon conversion of the Notes for resale on a registration statement to be filed within twenty (20) days of the receipt of a request in accordance with the terms of the Registration Rights Agreement and to use commercially reasonable efforts to register or qualify the shares for resale in certain states. In connection with the exercise of such registration rights, certain Investors have executed a First Amendment to Convertible Secured Promissory Note, the terms of which were previously disclosed on the Current Report on Form 8-K filed by the Company on July 18, 2007.

The securities being offered have not been registered under the Securities Act of 1933, as amended, or any state securities law and have been sold in a private transaction pursuant to an exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. The shares may not be subsequently offered or sold within the United States absent registration or exemption from such registration requirements and compliance with applicable state laws.

The foregoing descriptions of the transaction documents do not purport to be complete and are qualified in their entirety by the Note and Restricted Stock Purchase Agreement, Secured Convertible Promissory Note, Registration Rights Agreement filed as Exhibit 10.37, Exhibit 10.38 and Exhibit 10.39, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on June 26, 2007, the First Amendment to Convertible Secured Promissory Note filed as Exhibit 10.42 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2007 and the First Amendment to Registration Rights Agreement, form of which is filed with this current report as Exhibit 10.43, each of which are incorporated herein by reference.

This Current Report does not constitute an offer to sell or the solicitation of an offer to purchase any securities.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth above under Item 1.01, Entry into a Material Definitive Agreement, is hereby incorporated by reference into this Item 3.02.

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Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.43	Form of First Amendment to Registration Rights Agreement to be executed by and among the Company and the investors identified on the signature pages thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATCHER HOLDINGS, INC.

August 27, 2007	By:	/s/ Denis McCarthy
Denis McCarthy
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.43	Form of First Amendment to Registration Rights Agreement to be executed by and among the Company and the investors identified on the signature pages thereto.

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Exhibit 10.43

FIRST AMENDMENT TO

REGISTRATION RIGHTS AGREEMENT

This First Amendment to Registration Rights Agreement (this “Amendment”) is entered into as of August 23, 2007 by and among Catcher Holdings, Inc., a Delaware corporation (the “Company”), and the persons and entities signatory hereto (each an “Investor” and collectively, the “Investors”). This Amendment amends that Registration Rights Agreement, dated as of June 20, 2007, by and among the Company and the persons and entities listed on Exhibit A thereto (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings given in the Agreement.

RECITALS

WHEREAS, the Company and the Investors are parties to the Agreement;

WHEREAS, the Investors and the Company wish to amend the Agreement to provide for, among other things, the payment of liquidated damages in certain circumstances;

WHEREAS, Section 9.6 of the Agreement provides that it may be amended with the written consent of the Company and the holders of a majority of the Registrable Securities; and

WHEREAS, the Company and the holders of a majority of the Registrable Securities desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants set forth herein, the parties agree as follows:

1. AMENDMENT TO SECTION 1.2. Section 1.2 of the Agreement is hereby deleted and replaced by the following:

“The term “Filing Date” means, (a) with respect to the initial registration statement required to be filed hereunder, the 60th calendar day following the date of the final closing under the New Note and Restricted Stock Purchase Agreement (the “Final Closing Date”), (b) with respect to a registration statement required to be filed pursuant to Section 3.1 hereunder, the 30th calendar day following the date the Company receives the Holder’s notice as provided in that section unless such Registrable Securities are included in the registration statement referred to in subsection (a), and (c) with respect to any additional registration statements which may be required to be filed pursuant to Section 5.11, the 30th calendar day following the date on which the Company first knows, or reasonably should have known, that such additional registration statement is required hereunder.”

2. NEW SECTION 1.9. New Section 1.9 of the Agreement is hereby inserted and reads in its entirety as follows:

“The term “Effectiveness Date” means, with respect to any registration statement required to be filed hereunder, the 90th calendar day following the Filing Date.”

3. NEW SECTION 1.10. New Section 1.10 of the Agreement is hereby inserted and reads in its entirety as follows:

“The term “Pro Rata Share” means, for each Holder (x) the number of Registrable Securities to be included on a registration statement filed pursuant to this Agreement held by such Holder (as adjusted by the Company to comply with the requirements of the Commission regarding the number of securities to be registered) divided by (y) the total number of Registrable Securities held by such Holder.”

4. AMENDMENT TO SECTION 2.1. Section 2.1 of the Agreement is hereby deleted and replaced by the following:

“The Company agrees that on or prior to each relevant Filing Date, it will file a registration statement on Form SB-2 (or on such other form appropriate for such purpose) (the “Mandatory Registration”) covering the resale of the Registrable Non-Conversion Securities within 60 days of the Final Closing Date.”

5. AMENDMENT TO SECTION 2.2. The following paragraph is hereby added to the end of Section 2.2 of the Agreement:

“In the event that (i) the Company fails to file a registration statement covering the resale of Registrable Securities on or before the relevant Filing Date (the “Default Date”), (ii) the Company fails to use its commercially reasonable efforts to respond to any comments of the Commission within thirty (30) calendar days following receipt of the initial comments from the Commission and within fifteen (15) business days following receipt of any additional comments received from the Commission, (iii) a registration statement filed or required to be filed hereunder is not declared effective by the Commission on or prior to the Effectiveness Date of such registration statement or (iv) after a registration statement is first declared effective by the Commission, it ceases for any reason to remain continuously effective as to all Registrable Securities for which it is required to be effective for more than an aggregate of fifteen (15) trading days during any 12-month period the Company shall issue to each Holder, as liquidated damages and not as a penalty, that number of shares of the Company’s Common Stock equal to such Holder’s Pro Rata Share of (x) one percent (1%) of the purchase price paid to the Company by such Holder divided by (y) $0.65 for no additional cost to such Holder. Additionally, for every thirty (30) calendar days (i) following the Default Date until the date such registration statement has been filed with the Commission, or (ii) that the Company continues to fail to use commercially reasonable efforts to respond to any comments of the Commission within thirty (30) calendar days following receipt of the initial comments from the Commission and within fifteen (15) business days following receipt of any additional comments received from the Commission, then the Company shall issue to each Holder, as liquidated damages and not as a penalty, an additional number of shares of Common Stock equal to such Holder’s Pro Rata Share of (x) one percent (1%) of the purchase price paid to the Company by such Holder divided by (y) $0.65 at no additional cost to such Holder.”

6. AMENDMENT TO SECTION 2.3. Section 2.3 of the Agreement is hereby deleted and replaced by the following:

“Each Holder agrees to furnish to the Company a completed Questionnaire in the form attached to this Agreement as Annex B (a “Selling Holder Questionnaire”). The Company shall not be required to include the Registrable Securities of a Holder in a Registration Statement and shall not be required to pay any liquidated or other damages under Section 2.2 to any Holder who fails to furnish to the Company a fully completed Selling Holder Questionnaire at least ten trading days prior to the Filing Date.”

7. NEW SECTION 2.5. New Section 2.5 of the Agreement is hereby inserted and reads in its entirety as follows:

“Notwithstanding any other provision of this Agreement, no liquidated or other damages shall be payable by the Company with respect to Registrable Securities not included on a registration statement that is otherwise timely filed by the Company because the Company determined that it is desirable that the number of securities to be registered (including Registrable Conversion Securities) in such registration be reduced in order to comply with the requirements of the Commission.”

8. AMENDMENT TO SECTION 8.2. Section 8.2 of the Agreement is hereby deleted and replaced by the following:

“To the extent permitted by law, each Selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, or the Exchange Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 8.2, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. The Company shall notify the Holders promptly of the institution, threat or assertion of any proceeding or other action arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware. In no event shall the liability of any Selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.”

9. WAIVER OF NOTICE. Each Investor hereby acknowledges that the Company (i) has received a written request from the Holders of more than a majority of the Registrable Conversion Securities that the Company file a registration statement covering the registration of the Registrable Conversion Securities and (ii) has delivered to the Investor notice of such written request. Each Investor acknowledges and agrees that, notwithstanding Section 3.1 of the Agreement, its written request to have its Registrable Conversion Securities registered must be received by the Company no later than August 22, 2007.

10. NO OTHER AMENDMENT. Except as specifically amended by this Amendment, the Agreement shall continue in full force and effect. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall govern and control.

11. GOVERNING LAW. This Amendment shall be governed by and construed under the laws of the State of Virginia as applied to agreements among Virginia residents entered into and to be performed entirely within Virginia.

12. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. SEVERABILITY. If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

14. ENTIRE AGREEMENT. This Amendment, together with the Agreement and the agreements executed pursuant hereto and thereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

CATCHER HOLDINGS, INC.

By:
Denis McCarthy
Chief Financial Officer

[Remainder of Page Intentionally Left Blank

Signature Pages of Investors to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

INVESTOR:

By:

Its:

[Signature Page of Investor]